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Royal Gold, Inc.

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Royal Gold, Inc. Conference Call
Thursday, August 7, 2025, 10 am Mountain Time
Presentation
Operator: Hello all and thank for joining us on today’s Royal Gold 2025 second quarter conference call. My name is Drew, and I'll be the operator today. During today’s call, after the prepared remarks, there will be a Q&A session. If you would like to ask a question on today’s call, please press star followed by 1 on your telephone keyboard, and to withdraw your question, it’s star followed by 2. With that, it’s my pleasure to hand over to Alistair Baker, Senior Vice President, Investor Relations and Business Development, to begin. Please go ahead when you're ready.
Alistair Baker, Senior Vice President, Investor Relations and Business Development, Royal Gold Corporation: Thank you, operator. Good morning and welcome to our discussion of Royal Gold’s second quarter 2025 results. This event is being webcast live and a replay of this call will be available on our website. Speaking on the call today are Bill Heissenbuttel, President and CEO; Paul Libner, Senior Vice President and CFO; and Martin Raffield, Senior Vice President of Operations. Other members of the management team are also available for questions.
During today’s call, we will make forward-looking statements, including statements about our projections and expectations for the future. These statements are subject to risks and uncertainties that could cause actual results to differ materially from these statements. These risks and uncertainties are discussed in yesterday’s press release and our filings with the SEC. We will also refer to certain non-GAAP financial measures, including adjusted net income, adjusted net income per share, adjusted EBITDA and cash G&A. Reconciliations of these measures to the most directly comparable GAAP measures are available in yesterday’s press release, which can be found on our website.
Bill will start with an overview of the quarter and recent events, Martin will give some commentary on the portfolio, and Paul will provide a financial update. After the formal remarks we’ll open the lines for a Q&A session.
Bill Heissenbuttel, President and Chief Executive Officer, Royal Gold: Good morning and thank you for joining the call. I’ll begin on slide 5. Our second quarter was another excellent quarter for Royal Gold with new records for revenue, earnings and cash flow. Earnings for the quarter were $132 million, or $2.01 per share. We recognized a couple of discrete tax items that Paul will describe in more detail, and after adjusting for these items, earnings were a strong $119 million, or $1.81 per share. Gold remained the largest contributor to revenue for the quarter at about 78% of total, and the strong gold price combined with our low and stable cash G&A increased our adjusted EBITDA margin to 84% for the quarter. We were debt free at the end of the quarter and we paid our quarterly dividend of $0.45 per share. We also achieved the full offset of the Pueblo Viejo advance stream deposit during the quarter, despite the recent silver recovery shortfalls. We made our investment at Pueblo Viejo in 2015, and we expect to see further revenue into the mid-2040’s as Barrick continues to work on an extension to the mine life.
On the strategic front, we have taken steps to position Royal Gold as a premier growth company with the Sandstorm Gold and Horizon Copper acquisitions. These transactions will significantly add to our scale, growth and diversification, and the portfolios are uniquely complementary when you consider how our producing-heavy portfolio fits with the development-heavy Sandstorm and Horizon portfolios. We also think there will be additional benefits, including sector-leading asset diversification, with no asset accounting for more than about 12% of NAV; simplification of the Sandstorm and Horizon relationship and elimination of a complex inter-company structure; additional appeal to investors as a larger and more diversified company, with the potential for increased investment from passive funds; and stronger cash flows from the combined portfolios, which should allow us to continue our record of increasing the dividend, quickly repaying borrowings, and continuing to compete for the best opportunities in our sector. It is important to note that these transactions do not shift our strategic focus – we remain focused on growth in precious metals, maintaining a strong balance sheet and liquidity, and increasing our dividend.
While we have been working on these transactions, we have also continued to add assets to the portfolio that meet our criteria for upside in precious metals, and we have completed three recent transactions. Earlier this week we acquired a gold stream on the world-class Kansanshi mine operated by First Quantum in Zambia. The economic effective date is August 5, and we expect gold deliveries of approximately 12,500 ounces this year. This is a mine with a 20-year production history and the potential to operate for a further 20 plus years, and it will be a cornerstone asset in our portfolio. This asset acquisition further enhances our portfolio diversification and, as I mentioned, no single asset will contribute more than 12% of net asset value on a proforma basis with the Sandstrom/Horizon transaction. In May, we acquired a stream and royalty interest on the Warintza Project in Ecuador. This is a large-scale copper-gold-moly project that has world-class potential when it starts production in the early 2030’s. And finally, we acquired a royalty on the Lawyers-Ranch development project in British Columbia. This transaction adds to our royalty exposure in an emerging gold camp, and is an example of how we can identify early-stage but high-potential opportunities. I’ll now turn the call over to Martin.
Martin Raffield, Senior Vice President, Operations, Royal Gold: Thanks Bill. Turning to slide 6, I’ll give some comments on second quarter revenue. Overall revenue was a record $210 million with volume of 63,900 GEOs. Royalty revenue was up by about 50% from the prior year quarter to $77 million. We saw another strong quarter from Peñasquito and Manh Choh, with additional strong contributions from Bellevue and Wharf. Revenue from our stream segment was $133 million, up by about 8% from last year, with increased sales from Mount Milligan, Pueblo Viejo and Khoemacau, partially offset by lower sales from Xavantina, Wassa and Rainy River.
I’ll turn to slide 7 and give some comments on notable developments within the portfolio. At Mount Milligan, Centerra reported yesterday that they encountered lower-than-expected gold grades from areas they were mining in the second quarter. They have started an infill and grade control program to address this issue, and reduced their 2025 gold production guidance to 145,000 to 165,000 ounces. There is no change to the previous copper production guidance of 50 to 60 million pounds. Centerra expects production of both metals to be weighted towards the second half of the year. Centerra also reported that the prefeasibility study for the mine life extension project remains on track for completion in the third quarter. We expect this will be a positive catalyst for Royal Gold and look forward to seeing the results.
At Andacollo, Teck reported that the SAG mill successfully restarted in late June and production has now resumed to full rates after a mechanical issue caused a maintenance shutdown of the SAG mill in early June. Teck also reported that 2025 copper production guidance is unchanged from the previous range of 45,000 to 55,000 tonnes. Teck does not provide gold production guidance, but we expect that gold deliveries in the fourth quarter of this year will be lower due to the month-long shutdown. Given the normal-course delay between production and sales, we do not expect this shutdown to impact our 2025 sales. Teck also reported that both unions at Andacollo had ratified 3-year labor contracts in June and July.
At Pueblo Viejo, we achieved the full offset of the stream advance payment. We acquired our interests in mid-2015, and we are looking forward to further contributions through the mid-2040’s as Barrick advances the mine life extension project.
We also had some updates at a handful of our smaller assets. At Back River, B2Gold announced the first gold pour on June 30, and they expect to ramp up to commercial production in the third quarter. At Cote, IAMGOLD reported in June that the processing plant operated at nameplate capacity on average for over thirty consecutive days. At Mara Rosa, Hochschild reported that mining activity is continuing, but operation of the processing plant was temporarily suspended in June after heavier-than-usual rainfall as well as contractor performance issues. At Rainy River, New Gold reported record monthly production in June. Production is expected to continue to increase in the third quarter and the 2025 guidance range of 265,000 to 295,000 ounces is unchanged. At Xavantina, Ero revised gold production guidance down to 50,000 to 60,000 ounces for 2025 due to temporary impacts from the transition to mechanized mining. Ero expects this transition to drive higher production with a step change in mining rates in the second half of 2025. Additionally, stream deliveries from Xavantina reached the 49,000 ounce threshold in July, and our cash payment per ounce increased from 25% to 40% of the spot gold price. And finally, at Cactus, Arizona Sonoran announced it will buy back 0.5% of our 2.5% NSR royalty for $7 million. The buyback was expected and was factored into our initial valuation when the royalty was acquired in late 2024. I’ll now turn the call over to Paul.
Paul Libner, Senior Vice President and Chief Financial Officer, Royal Gold: Thanks Martin. I will turn to slide 8 and give an overview of the financial results for the quarter. For this discussion, I will be comparing the quarter ended June 30, 2025, to the prior year quarter. Revenue for the quarter was up strongly by 20% to $210 million, which was another record for the company. Metal prices were a primary driver of the revenue increase, with gold up 40%, silver up 17%, and copper down slightly by 2% over the prior year. Gold remains our dominant revenue driver, making up 78% of our total revenue for the quarter, followed by silver at 11% and copper at 7%. Royal Gold has the highest gold revenue percentage when compared to our major peers in the royalty and streaming sector.
Turning to slide 9, I’ll provide a bit more detail on certain financial line items for the quarter. G&A expense was $10.3 million and was in line with the prior year. Excluding non-cash stock compensation expense, our cash G&A was less than 4% for the quarter. Our DD&A expense decreased to $31 million from $36 million in the prior year. The lower overall depletion expense was primarily due to lower depletion rates in our stream segment as well as lower gold sales from Xavantina during the quarter. These decreases were partially offset by higher production at Voisey’s Bay and Manh Choh compared to the prior year. On a unit basis, this expense was $487 per GEO for the quarter, compared to $480 per GEO in the prior year. Tax expense for the quarter was $10.5 million compared to $19 million in the prior year. The lower income tax expense in the current period included two discrete tax benefits: first, a $9 million benefit related to a withholding tax refund on a foreign royalty, and second, a $4 million benefit for the release of a valuation allowance. Excluding all discrete tax benefits, our effective tax rate for the quarter was 17.9%.
Net income for the quarter increased significantly over the prior year to a record $132.3 million, or $2.01 per share. The increase in net income was primarily due to higher revenue and lower tax expense. After adjusting for the discrete tax benefits I just mentioned, adjusted net income was a record $118.8 million, or $1.81 per share. Our operating cash flow this quarter was also a record at $153 million, up significantly from $114 million in the prior period. The increase was primarily due to higher net cash proceeds received from our stream and royalty interests, lower income tax expense and lower interest expense on our debt when compared to the prior year period. Finally, we are maintaining our 2025 guidance ranges for metal sales, DD&A and tax rate.
I will end on slide 10 and provide a brief summary of our financial position as of June 30, 2025. We remained debt free at the end of the quarter and our total liquidity grew to just over $1.25 billion, which includes the fully undrawn and available $1 billion revolving credit facility and nearly $270 million of working capital. Our recent business development successes have prompted us to make use of our available liquidity to finance recent acquisitions. As we detailed on Tuesday with the Kansanshi transaction, we amended our revolver in late June and extended the maturity by two years to 2030 and increased the accordion feature from $250 million to $400 million. We recently exercised the accordion feature and now have total committed revolver capacity of $1.4 billion. We view our credit facility as a key strategic financing tool, and I would like to again thank each banking partner within our syndication for the continued and growing support. Also as we detailed on Tuesday’s Kansanshi transaction call, we drew $825 million on the revolver and used $175 million of our available cash to fund the acquisition. The current all-in borrowing rate on the recent draw is approximately 5.5%. Upon this draw and the exercise of the accordion feature, we now have $575 million available under our credit facility. As part of the Warintza acquisition in May, $100 million of funding remains outstanding. We expect to fund the remaining commitment in two $50 million tranches, with the first tranche expected in the third quarter of 2025 and the second in May of 2026. And with respect to the Sandstorm and Horizon transactions, we expect a further draw on the credit facility upon closing, which should occur in the fourth quarter.
Finally, we anticipate receiving the first delivery of the Deferred Gold Consideration from the Mount Milligan Cost Support Agreement in the later part of the third quarter or early in the fourth quarter. As a reminder, as partial consideration for this Agreement, Centerra will deliver 50,000 gold ounces in the future. The first three deliveries will be in tranches of 11,111 ounces each and relate to production thresholds reached at Equinox Gold’s Greenstone mine. The first of those thresholds should occur during the third quarter, and we expect to receive this delivery within 60 days of the threshold being reached. To remind you of the accounting, when we receive the deferred gold ounces, the Mount Milligan deferred support liability on our balance sheet will increase by the fair market value of the gold on the date the deferred gold is received. We expect to sell the deferred gold ounces within a few days or a week after they are received. If the price we sell the gold at is higher or lower than the fair market value when we receive the gold, the mark to market difference will go through our earnings. Understanding there are some accounting-related complexities for the deferred gold ounces we will receive and sell, I will provide another explanation on the accounting treatment at our next quarterly call. You should also remember that these deferred ounces are not included in our 2025 sales guidance, and the sales will not be reflected in our calculation of GEOs.
That concludes my comments on our financial performance for the quarter and I will now turn the call back to Bill for closing comments.
Mr. Heissenbuttel: Thanks Paul. I want to finish with a brief update on the Sandstorm and Horizon transactions. Since the announcement on July 7, we have had constructive engagement with many investors and shareholders, and we believe there is widespread support for the transactions. Investors appreciate the logic of combining complementary portfolios to create a larger portfolio with growth, diversification and scale. And we believe that Royal Gold will have the size to attract more generalist investors who like the reduced single-asset risk. We are feeling confident in our ability to close on the timeline we put forward. We have received approval under the Canadian Competition Act, and reviews under the Investment Canada Act and South Africa Competition Act are underway. We expect to file the preliminary proxy with the SEC shortly, and we remain confident that the required approvals will be obtained in order to close in the fourth quarter.
Operator, that concludes our prepared remarks. I’ll now open the line for questions.

Questions and Answers
Operator: Thank you. We’ll now start today’s Q&A session. If you would like to ask a question today, please press star followed by 1 on your telephone keypad, and to withdraw your question, then it’s star followed by 2. Our first question today comes from Fahad Tariq from Jefferies. Your line’s now open. Please go ahead with your question.
Fahad Tariq, Jefferies LLC: Hi. Thanks for taking my question. Could you maybe talk through the deleveraging goal pro forma after these transactions are complete? I think the revolver will be somewhere around $1.2 billion. Maybe just talk through how you’re thinking about deleveraging going forward. Thanks.
Mr. Heissenbuttel: Yeah. Thanks for the question. I think if you’ve followed our history, you’ve seen us take advances under the revolving credit and then pay that off over time. That would that would still be the plan. I think Paul mentioned that if we didn’t do anything on the business development front, that would - we would expect it to take a couple of years, but we have to balance that with other investment opportunities that might come up. So the plan, as it always is, is to take excess cash flow each quarter and pay down the revolver. And at some point, we might get it back to zero.
Mr. Tariq: Okay. Thank you.
Operator: Our next question comes from Lawson Winder from Bank of America. Your line’s now open. Please proceed.
Lawson Winder, BofA Securities: Thank you very much operator, and hello gentlemen. Thank you for today’s update. Can I ask about Mount Milligan and their reduction in their 2025 gold production guidance? So Royal Gold is reiterated their volume production guidance for range or volume sales guidance range for 2025 despite that. And so - that’s also in light of Andacollo underperforming and then Xavantina also underperforming year-to-date. Could you maybe walk us through what some of the assets are in the portfolio that are offsetting what you’re seeing in weakness in those sort of key assets, allowing you to remain comfortable with the 2025 guidance range?
Mr. Heissenbuttel: Yeah. Lawson, thanks for the question. I think what I might do is turn it over to Martin, and let him walk you through how we come up with our guidance ranges and maybe that will help answer the question. So over to you, Martin.
Dr. Raffield: Yeah. Thanks, Lawson. So we don't disclose our guidance based on individual operations. So I’m not really able to give much specific comment in terms of your question about which ones are going to be offsetting this. What I will say is that at the start of each year, we do carry out a rigorous risk-adjusted budgeting and guidance preparation process. We don’t take the guidance ranges supplied by the operators and just use those and come up with our guidance. We receive monthly budget data from the stream partners. We forecast each asset based on historical performance and based on our specific knowledge of that operation. We build in timing adjustments between production deliveries and sales. And in the case of concentrate producing operations like Milligan and Andacollo, those can be up to 5 to 6 months where you include port transport, ocean shipping and smelting, etc. And that's a pretty inexact process, especially in the ocean shipping side because - and you'll often see in our press releases that we referenced earlier, late deliveries compared to our expectations during the quarter. So some variability in there. For the royalty assets, we generally have lower information rights. And on those, we tend to rely on historic performance and public disclosures for our risk adjustment process. So, as I said at the beginning, we don't just take the numbers provided by the operations. We put a lot of risk adjustment into those. Those come out with the numbers. And given that we are comfortable with maintaining our 2025 guidance range at this stage in the year, even though those have been offset somewhat by Milligan underperformance in Xavantina guidance reduction.
Mr. Winder: Okay. That's great. That's a very clear explanation. Can I ask about Kansanshi as well? I'm sure you're very pleased to have gotten that asset. I mean, it’s fabulous asset. So congratulations on achieving this deal. What I wanted to ask about, though, with respect to this deal. is exposure to Africa. And Zambia, relative to other African jurisdictions has proven to be one of the better quality jurisdictions in Africa. But without question, there’s a lot of political volatility in the country. And you do have Khoemacau in Botswana, and there’s been a recent political change there with a new president. Where you are today, assuming Kansanshi is in the portfolio, are you at a point now where you're maxed out on African exposure? Or are you still comfortable adding additional exposure in Africa?

Mr. Heissenbuttel: Yes, Lawson, it's not so much a continent approach that we would take. We’re very comfortable in the three countries where we have interest. So it’s more of a country by country, and I certainly wouldn’t want to sit here today and rule out further investments in a country where we have found that our investments have done well. I think Botswana, in particular, stands out a little bit. I wouldn’t want to take Africa off the table because we have other investments. If we’re comfortable with a country, we would consider additional investments. And I have to tell you, there’s political uncertainty all over the world, even in countries that we tend to think of as stable. So — and that's one of the reasons we really like the Sandstorm and Horizon transactions. The diversification in the portfolio, I think, is really helpful for us.
Mr. Winder: Well said on global political risk. And if I could just ask one more question on capital allocation. The shares without question have underperformed since you announced the Sandstorm transaction. I think there are some folks wondering whether or not there’s any consideration for Royal Gold to implement a buyback as a result. Fully acknowledge that you've been reluctant to do that historically, but just in light of the current situation, is there any consideration to that?
Mr. Heissenbuttel: At this point, I don't think so. I think what we’re going to do with excess cash flow at this point is paid down the debt that we are going to take on with these transactions. To the extent we can find business development opportunities, we’ll look at those as well. But debt repayment, I think, is going to be a key focus before we ever get to consideration of a buyback.
Mr. Winder: Thank you very much Bill.
Mr. Heissenbuttel: Thanks Lawson.
Operator: As a reminder, if you would like to ask a question, it’s star followed by 1 to ask a question on your telepone keypad, and to withdraw your question, it’s star followed by 2. Our next question comes from Josh Wolfson from RBC. Your line’s now open. Please go ahead.
Joshua Mark Wolfson, RBC Capital Markets: Thanks very much. Just a couple of quick ones. On the Sandstorm transaction, is there any more information you can provide on the timing of the circular filing and when the shareholder votes are scheduled?
Mr. Heissenbuttel: Josh, I really can’t. I’m sort of focused on our side of things, and I don't honestly have the timetable straight in my head, but we’re going to shortly file the preliminary proxy with the SEC. And I think once we know whether we’re going to get comments, whether we have to respond to comments, the timing of it then will play out once we have that. So there’s nothing we see that makes us think the fourth quarter isn’t a good target, but I don’t think I can provide much more in the way of a detailed timetable at this point.
Mr. Wolfson: Okay. And then with this transaction, are there going to be any additional disclosures or documentation, I guess, specifically 43-101s, I know historically, sometimes these transactions would require some disclosures on key assets, either for the target companies or yourselves.
Mr. Heissenbuttel: Josh, actually, let me - Martin, do you have a view on what we might see in terms of 43-101 or similar technical reports?
Dr. Raffield: Josh, are you asking whether we would be putting out 43-101s or are you talking about operator 43-101s that we expect?
Mr. Wolfson: It would be your filing of the 43-101s for your underlying stream-related operations, or Sandstorm or Horizon filing any of these documents, if you you’re aware of that.
Dr. Raffield: Yeah. We’re not planning on filing any documents or any 43-101 documents for these properties at the moment now.
Mr. Wolfson: Okay. And then last question, just on related to some of the accounting that was commented on with the Mount Milligan ounces in the third or fourth quarter. Could you remind us what the - I guess, what the book value was of those ounces?
Mr. Heissenbuttel: Go ahead Paul.

Mr. Libner: Josh, this is Paul. Thanks for the question. Can you hear me okay?
Mr. Wolfson: Yep. Loud and clear.
Mr. Libner: If you recall in the transaction back in 2024, we did receive some cash and also that free cash flow interest and then also these deferred gold ounces. The only thing that was booked at the time of the transaction was - is part of this deferred support liability that we have on the balance sheet - was that cash, the $25 million. So we have no basis in those ounces yet. So once we receive those ounces, again, that deferred liability will go up by the fair market value of those ounces received, and then we’ll subsequently sell those ounces in the market within a few days afterwards of receipt. And then that deferred liability will go up by that - the fair market value of those ounces received.
Mr. Wolfson: Okay. So just to clarify, your comments on the accounting impact is the difference of when you book that income in the third quarter versus the sale price in the fourth quarter not related to the book today.
Mr. Libner: Correct. Yes, more of a mark-to-market. I just want to make you aware of it. But more importantly, just as I said also in those prepared remarks is that, again, those ounces will not be part of our - or they’re not part of our 2025 sales guidance, and they’re not going to be reflected in our GEO calculation.
Mr. Wolfson: Okay. That’s very helpful. Thank you.
Mr. Heissenbuttel: Thanks Josh.
Operator: With that, we have no further questions at this time. So I’ll hand back over to Bill Heissenbuttel for some closing comments.
Mr. Heissenbuttel: Well, thank you for taking the time to join us today. We certainly appreciate your interest. We look forward to updating you on our progress during our next quarterly call. Take care.
Operator: That concludes today’s call. You may now disconnect your line.
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No Offer or Solicitation
This communication does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy any securities or a solicitation of any vote or approval with respect to the proposed transactions between Royal Gold, Inc. (“Royal Gold”) and Sandstorm Gold Ltd. (“Sandstorm”) or Royal Gold and Horizon Copper Corp. (“Horizon”) or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Important Additional Information and Where to Find It
In connection with the proposed transactions, Royal Gold, Sandstorm and Horizon intend to file materials with the SEC and on SEDAR+, as applicable. Royal Gold plans to file proxy materials with the SEC in connection with the solicitation of proxies for Royal Gold’s special meeting of shareholders (the “Royal Gold Special Meeting”). Prior to the Royal Gold Special Meeting, Royal Gold will file a definitive proxy statement (the “Royal Gold Proxy Statement”), together with a proxy card. Sandstorm intends to file a management information circular (the “Sandstorm Circular”) on SEDAR+ in connection with the solicitation of proxies to obtain Sandstorm shareholder approval of the Sandstorm transaction. Horizon intends to file a management information circular (the “Horizon Circular”) on SEDAR+ in connection with the solicitation of proxies to obtain Horizon shareholder approval of the Horizon transaction. This communication is not a substitute for the Royal Gold Proxy Statement, the Sandstorm Circular, the Horizon Circular, or for any other document that Royal Gold, Sandstorm or Horizon may file with the SEC or on SEDAR+ and/or send to their respective security holders in connection with the proposed Transactions. INVESTORS AND SECURITYHOLDERS OF ROYAL GOLD, SANDSTORM AND HORIZON ARE URGED TO CAREFULLY AND THOROUGHLY READ THE ROYAL GOLD PROXY STATEMENT, THE SANDSTORM CIRCULAR, AND THE HORIZON CIRCULAR, RESPECTIVELY, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED BY ROYAL GOLD, SANDSTORM, AND/OR HORIZON WITH THE SEC OR ON SEDAR+ WHEN THEY BECOME AVAILABLE

BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ROYAL GOLD, SANDSTORM, HORIZON, THE PROPOSED TRANSACTIONS, THE RISKS RELATED THERETO, AND RELATED MATTERS.
Securityholders of Royal Gold, Sandstorm, and Horizon will be able to obtain, free of charge, copies of the Royal Gold Proxy Statement, Sandstorm Circular, and Horizon Circular, as each may be amended from time to time, and other relevant documents filed by Royal Gold, Sandstorm, and/or Horizon with the SEC or on SEDAR+ (when they become available) through the website maintained by the SEC at www.sec.gov or at www.sedarplus.ca, as applicable. Copies of documents filed with the SEC by Royal Gold will be available, free of charge, from Royal Gold’s website at www.royalgold.com under the “Investor Resources” tab or by contacting Royal Gold at (303) 573-1660 or InvestorRelations@royalgold.com. Copies of documents filed on SEDAR+ by Sandstorm will be available free of charge from Sandstorm’s website at www.sandstormgold.com under the “Investors” tab or by contacting Sandstorm at (844) 628-1164 or info@sandstormgold.com. Copies of documents filed on SEDAR+ by Horizon will be available free of charge from Horizon’s website at www.horizoncopper.com under the “Investors” tab or by contacting Horizon at (604) 336-8189 or info@horizoncopper.com.
Certain Information Regarding Participants
Royal Gold, Sandstorm, Horizon and their respective directors and certain of their executive officers and other members of management and employees may be deemed, under SEC rules, to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from Royal Gold shareholders in connection with the Royal Gold Special Meeting. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Royal Gold Proxy Statement and other materials to be filed with the SEC in connection with the Royal Gold Special Meeting. Information relating to the foregoing can also be found in Royal Gold’s Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on February 13, 2025, and Royal Gold’s definitive proxy statement for its 2025 annual meeting of stockholders filed with the SEC on April 4, 2025. To the extent the holdings of Royal Gold’s directors and executive officers in Royal Gold’s securities have changed since the amounts described in the April 4, 2025 proxy statement, such changes have been reflected in the following Initial Statements of Beneficial Ownership of Securities on Form 3 and Statements of Change in Ownership on Form 4 filed with the SEC with respect to Royal Gold: Form 4, filed by William Heissenbuttel on April 22, 2025; Form 3, filed by Mark Isto on May 27, 2025; and Form 4, filed by Paul Libner on June 10, 2025. These filings can be found at the SEC’s website at www.sec.gov. Information regarding the executive officers and directors of Sandstorm and Horizon is included in their respective management information circulars for their 2025 shareholder meetings filed on SEDAR+ on April 22, 2025 and May 1, 2025, respectively. More detailed and updated information regarding the identity of participants in the solicitation and their direct or indirect interests (by security holdings or otherwise), will be set forth in the Royal Gold Proxy Statement and other materials to be filed with the SEC or on SEDAR+. These documents can be obtained free of charge from the sources indicated above.
Forward-Looking Statements
This communication includes “forward-looking statements” and “forward-looking information” within the meaning of applicable securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words like “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, statements regarding the following: our expected financial performance and outlook, including sales volume, revenue, expenses, tax rates, earnings, and cash flows; operators’ expected operating and financial performance and other anticipated developments relating to their properties and operations, including production, deliveries, estimates of mineral resources and mineral reserves, environmental and feasibility studies, technical reports, mine plans, capital requirements, liquidity, and capital expenditures; opportunities for investments, acquisitions and other transactions; anticipated benefits from investments, acquisitions, and other transactions; receipt and timing of future metal deliveries; the timing and amount of future benefits and obligations in connection with the Mount Milligan Cost Support Agreement; anticipated liquidity, capital resources, financing, and stockholder returns; borrowings and repayments under our revolving credit facility; plans and expectations with respect to the proposed transactions with Sandstorm and Horizon; the expected timetable for completing the proposed transactions; and prices for gold, silver, copper, and other metals

Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the following: changes in the price of gold, silver, copper, or other metals; operating activities or financial performance of properties on which we hold stream or royalty interests, including variations between actual and forecasted performance, operators’ ability to complete projects on schedule and as planned, operators’ changes to mine plans and mineral reserves and mineral resources (including updated mineral reserve and mineral resource information), liquidity needs, mining and environmental hazards, labor disputes, distribution and supply chain disruptions, permitting and licensing issues, other adverse government or court actions, or operational disruptions; the risks that a condition to closing of the Sandstorm and Horizon transactions may not be satisfied, that a party may terminate an arrangement agreement in accordance with the terms of such agreement, or that the closing of the transactions might be delayed or not occur at all; the ultimate timing, outcome, and results of integrating the operations of Royal Gold, Sandstorm and Horizon; failure to realize the anticipated benefits and synergies from the transactions in the timeframe expected or at all; changes of control of properties or operators; contractual issues involving our stream or royalty agreements; the timing of deliveries of metals from operators and our subsequent sales of metal; risks associated with doing business in foreign countries; increased competition for stream and royalty interests; environmental risks, including those caused by climate change; potential cyber-attacks, including ransomware; our ability to identify, finance, value, and complete investments, acquisitions, or other transactions; adverse economic and market conditions; effects of health epidemics and pandemics; changes in laws or regulations governing us, operators, or operating properties; changes in management and key employees; and other factors described in Royal Gold’s reports filed with the SEC, including Item 1A, Risk Factors of Royal Gold’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Most of these factors are beyond our ability to predict or control. Other unpredictable or unknown factors not discussed in this communication could also have material adverse effects on forward-looking statements.
Forward-looking statements speak only as of the date on which they are made. Royal Gold disclaims any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.
Statement Regarding Third-Party Information
Certain information provided in this communication, including information about historical production, production estimates, property descriptions, and property developments, was provided to us by the operators of the relevant properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of any such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.